Exhibit 99.1

For Immediate Release

For more information, contact:	For Investor Relations:
Laura E. Owen, COO	Elite Financial Communications Group, LLC
16801 West 116th Street	Dodi Handy, President and CEO
Lenexa, KS 66219 USA	Phone: (407) 585-1080
Phone: (913) 338-5550	icdg@efcg.net
Fax: (913) 312-0264
Lowen@ICOPdigital.com
www.ICOPdigital.com

ICOP DIGITAL TO CHANGE TICKER SYMBOL ON NASDAQ AND ARCAEX FROM “ICDG” TO “ICOP” EFFECTIVE WEDNESDAY, NOVEMBER 2, 2005

LENEXA, Kan. – (PR NEWSWIRE) – November 1, 2005 – ICOP Digital, Inc. (NASDAQ:ICDG) (PCX:ICDG), a leading provider of digital in-car video systems for law enforcement, today announced that the Company has arranged to have its ticker symbol on both the Nasdaq SmallCap Market and ArcaEx changed from “ICDG” to “ICOP” effective upon market open on Wednesday, November 2, 2005. The symbol for ICOP Digital’s trading warrant will also change from “ICDGW” to “ICOPW” at the same time.

According to David Owen, President and Chief Executive Officer of ICOP Digital, “When we first listed on the Nasdaq and ArcaEx, the symbol ‘ICOP’ was unfortunately not available for our use. We were recently informed by Nasdaq that circumstances have changed and the ticker symbol is now available. For obvious reasons, we wasted little time in taking advantage of the symbol change.”

About ICOP Digital, Inc.

ICOP Digital, Inc. is a Kansas-based company that delivers innovative, mission-critical security, surveillance, and communications solutions that provide timely and accurate information for security for the public and private sectors, to monitor and protect people, assets and profits. The ICOP Model 20/20™ is the leading digital in-car video recorder system, for use by law enforcement. ICOP Digital is committed to providing surveillance and communications solutions that help our customers improve their safety and security, through effective deployments of innovative technologies. ICOP Digital, Inc. is dual listed on the NASDAQ SmallCap market and the PCX, and the common stock and warrants trade under the ticker symbols “ICDG” and “ICDGW,” respectively. For more information, please visit www.ICOPdigital.com.

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.